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                                                                   Exhibit 10.13




                         COLLECTIVE BARGAINING AGREEMENT

                                     BETWEEN

                              DE&S HOLDING COMPANY

                                       and

                               TEAMSTERS LOCAL 830
                (Effective: February 8, 1999 - February 8, 2002)



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                                TABLE OF CONTENTS



ARTICLE 1  RECOGNITION ......................................................  1
ARTICLE 2  UNION SECURITY....................................................  1
ARTICLE 3  CHECK-OFF.........................................................  2
ARTICLE 4  PROBATIONARY PERIOD...............................................  3
ARTICLE 5  HOURS OF EMPLOYMENT...............................................  3
ARTICLE 6  OVERTIME..........................................................  4
ARTICLE 7  WAGES.............................................................  5
ARTICLE 8  SENIORITY.........................................................  5
ARTICLE 9  JOB BIDDING.......................................................  7
ARTICLE 10 SHOP STEWARDS.....................................................  7
ARTICLE 11 UNION ACTIVITIES..................................................  8
ARTICLE 12 DISCHARGE AND DISCIPLINE..........................................  9
ARTICLE 13 GRIEVANCES & ARBITRATIONS......................................... 10
ARTICLE 14 HOLIDAYS.......................................................... 12
ARTICLE 15 SICK/PERSONAL DAYS................................................ 12
ARTICLE 16 VACATION.......................................................... 13
ARTICLE 17 LEAVES OF ABSENCE................................................. 13
ARTICLE 18 FUND CONTRIBUTIONS................................................ 15
ARTICLE 19 UNIFORMS.......................................................... 15
ARTICLE 20 EXTRA CONTRACTUAL AGREEMENTS...................................... 15
ARTICLE 21 LIE DETECTOR TEST................................................. 15
ARTICLE 22 MANAGEMENT AUTHORITY.............................................. 16
ARTICLE 23 PROHIBITION OF STRIKES AND LOCKOUTS............................... 17
ARTICLE 24 BENEFITS.......................................................... 18
ARTICLE 25 SUBCONTRACTING.................................................... 19
ARTICLE 26 TRAINING PROGRAMS................................................. 19
ARTICLE 27 SANITARY CONDITIONS............................................... 19
ARTICLE 28 WORK BY SUPERVISORS............................................... 20
ARTICLE 29 SEPARABILITY...................................................... 20
ARTICLE 30 SAFETY............................................................ 20
ARTICLE 31 TRANSFER OR SALE OF BUSINESS...................................... 21
ARTICLE 32 CURTAILMENT OR CHANGE IN OPERATIONS............................... 21
ARTICLE 33 NO DISCRIMINATION................................................. 21
ARTICLE 34 DRUG/ALCOHOL POLICY............................................... 22
ARTICLE 35 DURATION.......................................................... 24


                                       ii

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                              W I T N E S S E T H:

         WHEREAS, the Employer, DE&S Holding Company ("Employer") recognizes Teamsters Local 830 ("Union") as the only Union representing the employees covered hereunder, and agrees to deal collectively only with this Union with respect to such employees.

         NOW, THEREFORE, in consideration of the mutual covenants, promises and agreements herein contained, the parties DO HEREBY AGREE AS FOLLOWS:


                                    ARTICLE 1

                                   RECOGNITION

         ARTICLE 1.1 The Employer recognizes the Union as the sole and exclusive bargaining representative of a unit of its full time and regular part-time drivers employed by the Employer at its Tomlinson Road facility in Philadelphia, Pennsylvania, but excluding all other employees, receivers, storage employees, picking employees, inventory control employees, maintenance employees, wrappers, loaders, confidential employees, office and clerical employees, guards and supervisors as defined in the National Labor Relations Act.

                                   ARTICLE 2

                                 UNION SECURITY

         ARTICLE 2.1 All present employees who are members of the Union on the effective date of this subsection or on the date of execution of this Agreement, whichever is the later, shall remain members of the Union in good standing as a condition of employment. All present employees who are not members of the Union and all employees who are hired shall become and remain members in good standing of the Union as a condition of employment on and after the 31st day following the beginning of their employment or on and after the 31st day following the effective day of this subsection or the execution date of this Agreement, whichever is the later. This provision shall be made and become effective as of such time as it may be made and become effective under the provisions of the National Labor Relations Act, but not retroactively.


         ARTICLE 2.2 The failure of any person to become a member of the Union at the required time obligates the Employer, upon written notice from the Union to such effect and to the further effect that Union membership was available to such person on the same terms and conditions uniformly available to other members, to forthwith discharge such person. Further, the failure of any person to maintain his Union membership in good standing as required herein shall, upon

                                       1

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written notice to the Employer by the Union to such effect, obligates the
Employer to discharge such person.

         ARTICLE 2.3 No provision of this Article shall apply in any state to the extent that it may be prohibited by state law. If under applicable state law additional requirements must be met before any such provision may become effective, such additional requirements shall first be met.

         ARTICLE 2.4 If any provision of this Article is invalid under the law or any state wherein this Agreement is executed, such provision shall be modified to comply with the requirements of state law or shall be renegotiated for the purpose of adequate replacement. If such negotiations shall not result in a mutually satisfactory Agreement, the Union shall be permitted all legal or economic recourse.

                                    ARTICLE 2

                                    CHECK-OFF

         ARTICLE 3.1 The Employer agrees that upon the receipt of a lawfully executed written authorization from the employee, it will deduct weekly from the pay of all employees covered by this Agreement the dues, initiation fees, long term disability and/or uniform assessments of the Union, Credit Union and "D.R.I.V.E." deductions. With respect to the Credit Union and D.R.I.V.E. deductions, employees may not modify or revoke their authorization more than once each quarter.

         ARTICLE 3.2 The Employer agrees to remit monthly to the Union all such deductions.

         ARTICLE 3.3 When an employee is not on the payroll during the week or weeks in which the deduction is to be made, or has no earnings during such week or weeks, the deductions shall be taken from his wages the following week or weeks upon return to work. If the employee is out more than one (1) month, employee must make arrangements with the Union to pay his dues, initiation fees and/or uniform assessments of the Union. It is intended that this clause and the check off procedure hereunder shall not be in conflict with the Labor Management Relations Act of 1947 or any amendments thereto.

         ARTICLE 3.4 The Union agrees that it will indemnify and hold the Employer harmless against any damage or expense incurred by reason of any action taken under this article. Once the funds are remitted to the Union, their disposition thereafter shall be the sole and exclusive obligation and responsibility of the Union.

                                       2


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                                   ARTICLE 4

                               PROBATIONARY PERIOD

         ARTICLE 4.1 Newly hired employees shall be on a probationary period for the first eight (8) weeks of their employment. If the Employer rehires an employee whose employment with the Employer terminated for any reason except for layoff, such employee shall be considered a new employee for the purpose of this Agreement and shall be subject to the provisions of this article.

         ARTICLE 4.2 Within the probationary period, the Employer may discharge or otherwise discipline said employees for any reason and such discharge or other disciplinary action shall not be subject to the grievance and arbitration provisions of this Agreement.


         ARTICLE 4.3 Except as specifically provided in this Agreement, employees employed during their probationary period shall not be covered by the provisions of this Agreement.


                                   ARTICLE 5

                               HOURS OF EMPLOYMENT

         ARTICLE 5.1 The normal work week shall consist of five (5) consecutive days of eight (8) hours work each, exclusive of a thirty (30) minute unpaid lunch period, scheduled at reasonable times. Any employee whose regular shift of eight (8) hours requires him to work after 7:00 o'clock p.m. shall receive fifty ($.50) cents per hour in addition to his regular hourly rate. This shall not apply when the only time worked after 7:00 o'clock p.m. is at the overtime rate.

         ARTICLE 5.2 For the length of this Agreement, no more than five (5) drivers may be assigned to a Tuesday through Saturday schedule. Each driver so assigned shall receive twenty-five ($.25) cents per hour in addition to his regular hourly rate.

         ARTICLE 5.3 Employees shall be entitled to two (2) paid rest periods of fifteen (15) minutes each shift one in the first half of the shift and one in the second half of the shift - as assigned by the Employer to each employee.

         ARTICLE 5.4 Employees will not ordinarily work through lunch without the permission of the supervisor.

         ARTICLE 5.5 The Employer shall be required to pay an employee four (4) hours of pay for any day the employee reports to work unless the employee has been notified twenty-four (24) hours in advance that he is not required to report to work that day, in which event no payment is due. If the employee is sent home after working at least four (4) hours, the employee shall receive eight (8) hours pay.

                                       3

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                                    ARTICLE 6

                                    OVERTIME

         ARTICLE 6.1 Employees shall be paid one and one-half (1 1/2) times their regular hourly rate of pay for authorized time worked in excess of forty
(40) hours per week. Employees shall be paid one and one-half (1 1/2) times their regular hourly rate of pay for authorized time worked on the sixth consecutive day and two (2) times their regular hourly rate for authorized time worked on the seventh consecutive day. For this purpose all paid time off shall be considered time worked.

         ARTICLE 6.2 Employees who work on a contractual holiday shall be paid at two (2) times their regular hourly rate of pay in addition to the holiday pay.

         ARTICLE 6.3 There shall be no pyramiding of overtime or premium pay.

         ARTICLE 6.4 Whenever practical, the Employer will notify the employee that overtime is needed at least four (4) hours prior to the end of the shift. With respect to Saturday or Sunday overtime, the Employer will notify the employee at least twenty-four (24) hours prior to the Saturday or Sunday overtime.

                                    ARTICLE 7

                                      WAGES

         ARTICLE 7.1 The job rates for the term of this Agreement shall be as follows:

(a) Effective February 8, 1999

                                                              Start Rate        Job Rate (After 90 days)

                           Class A Driver                     $13.00            $13.50
                           Class B Driver                     $12.00            $12.50
                           Other Driver                       $11.00            $11.50

(b)      Effective February 8, 2000

                                                              Start Rate        Job Rate (After 90 days)

                           Class A Driver                     $13.50            $14.00
                           Class B Driver                     $12.50            $13.00
                           Other Driver                       $11.50            $12.00

(c)      Effective February 8, 2001

                                                              Start Rate        Job Rate (After 90 days)
                           Class A Driver                     $14.00            $14.50
                           Class B Driver                     $13.00            $13.50
                           Other Driver                       $12.00            $12.50

         ARTICLE 7.2 All bargaining unit employees hired prior to February 8, 1999 with more than ninety (90) days of service as of that date shall receive the higher of the job rate or a 3.5% increase to their hourly rate on each of the above dates.

                                   ARTICLE 8

                              ARTICLE 3 SENIORITY

         ARTICLE 8.1 All employees employed for more than eight (8) weeks shall be entitled to seniority rights as set forth below. Probationary employees will accumulate no seniority, but upon completion of the probationary period, their seniority shall be retroactive to their most recent date of hire.

         ARTICLE 8.2 Layoffs shall take place on the basis of company seniority provided that the remaining employees have the present skill and ability to perform the required work.

         ARTICLE 8.3 Employees with more than eight (8) weeks of seniority, but less than six (6) months shall have recall rights equal to the length of their employment. Employees with more than six (6) months seniority at the time of layoff shall have recall rights for a period of twelve (12) months following their layoff. Recall from layoff shall be in reverse seniority order provided that the employee has the present skill and ability to perform the required work. Recall shall be by mail to the last address in the employer's records with a copy to the union. Failure to respond to a recall notice within five (5) days after the notice has been sent shall result in forfeiture of all recall rights, unless the employer agrees to a longer period.

         ARTICLE 8.4 Company seniority shall apply for purposes of determining vacation and overtime eligibility as well as other areas where seniority would be appropriate. It is further agreed, however, that overtime availability and assignment will be handled as follows:

         (a) during the regular work week, the employer may first offer overtime to the employee whose job assignment for the day is connected with the overtime work;

         (b) on the sixth and seventh day of the work week and holidays, overtime will be offered on the basis of company seniority as long as the employee has the present skill and ability to do the work scheduled for that day.

         ARTICLE 3.5 A person's employment and seniority will be considered terminated for any of the following reasons:

         (a) Discharge, resignation or retirement.

         (b) Absence for two (2) consecutive working days without notifying the dispatching office.

         (c) Failure to return to work when recalled or at the conclusion of a leave of absence, vacation or suspension within five days of notification;

         (d) If an employee is laid off for a period in excess of the period he or she has rights to be recalled hereunder.

         (e) Employees absent because of non-work related illness or injury for a consecutive period of fifty-two (52) weeks or more shall not be entitled to retain their position with the Employer. The Employer may, at the expiration of such fifty-two week period, dismiss such employee. If the employee returns to work prior to the expiration of such fifty-two (52) week period and is physically able to carry on his/her duties, he/she shall return to his/her employment at the former position. Employees absent due to work related illness or injury shall return to his/her employment at the former position when physically able to carry on his/her duties.

                                       5


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                                    ARTICLE 9

                                   JOB BIDDING

         ARTICLE 9.1 All employees shall have bidding rights to all job openings, based on seniority and general qualifications.

         ARTICLE 9.2 Job openings shall be posted on the union bulletin board for a period of five (5) working days.

         ARTICLE 9.3 Successful bidders may not bid for any additional openings for a period of one (1) year after accepting his new position.

                                   ARTICLE 10

                                 SHOP STEWARDS

         ARTICLE 10.1 The Employer recognizes the right of the Union to designate job stewards and alternates.

         The authority of the job stewards and alternates so designated by the Union shall be limited to, and shall not exceed the following duties and activities.

         (a) The investigation and presentation of grievances in accordance with the provisions of the collective bargaining agreement;

         (b) The collection of dues when authorized by appropriate local union action;

         (c) The transmission of such message and information which shall originate with, and are authorized by the local union or its officers, provided such messages and information

                    (i) have been reduced to writing, or

                   (ii) if not reduced to writing, are of a routine nature and do not involve work stoppages, slowdowns, refusal to handle goods, or any other interference with the Employer's business.

         ARTICLE 10.2 Job stewards and alternates have no authority to take strike action, or any other action interrupting the employer's business, except as authorized by official action of the Union.

         ARTICLE 10.3 The Employer recognizes these limitations upon the authority of job stewards and their alternates, and shall not hold the Union liable for any unauthorized acts.

         ARTICLE 10.4 It is agreed that Shop Stewards shall be permitted to participate in the investigations of grievances and the grievance procedure for a reasonable period of time during regularly scheduled working hours. Shop Stewards will be paid at their straight time hourly rate of pay for time spent in this manner. However, before they leave their jobs for the above stated purpose, they must receive permission from their supervisor which will not be unduly denied.
                                       8

         Shop Stewards will not be paid for such time spent beyond quitting time. It is agreed that whenever possible, the investigation and processing of grievances shall be scheduled so as to not conflict with business requirements.

         Permission to engage in the duties of the Shop Steward will not be unreasonably withheld.

         ARTICLE 10.5 Shop Stewards shall have "super seniority" for layoff and recall purposes only.

                                   ARTICLE 11

                                UNION ACTIVITIES

         ARTICLE 11.1 Employees shall refrain from participation in Union activities during work hours, except as otherwise provided in this Agreement or protected under the National Labor Relations Act.

         ARTICLE 11.2 Designated union representatives shall, upon prior notification, have the right to visit the Employer's establishment at reasonable times to confer with bargaining unit members, to investigate wages, hours, working conditions, grievances, and other matters covered by this Agreement. Such visits, however, shall not be made at such times or in such manner as shall interfere with the operations of the Employer's business. Access to the Employer's premises will not be unreasonably denied. Union representatives shall notify the Employer's Personnel office or designated representative in advance and pick up the appropriate security badge which will be furnished upon arrival at the Employer's establishment.

         ARTICLE 11.3 The Employer shall provide a bulletin board which shall be used for the purpose of posting official union notices. The bulletin board shall be in an area accessible to all bargaining unit employees.

                                   ARTICLE 12

                            DISCHARGE AND DISCIPLINE

         ARTICLE 12.1 The Employer has the right to discipline, suspend and/or discharge employees for just cause. The parties acknowledge that certain circumstances constitute just cause for immediate termination and that those causes include, but are not limited to dishonesty; incompetence; insubordination; intoxication; possession or use of liquor or any controlled substance on the premises, except as pursuant to a valid prescription; possession of a gun, deadly instrument or weapon on the premises; fighting; assault; and willful destruction of company property. The Employer reserves the right to immediately terminate for any other reason, provided such reason constitutes just cause. In the event of a disagreement between the Union and the Employer as to any discipline or discharge, the disagreement may be submitted to the grievance and arbitration procedure according to the provisions of this Agreement. The Employer shall notify the Union, in writing, of all discharges, suspensions and written warnings.

         ARTICLE 12.2 The Employer shall have the right to establish from time to time other reasonable rules of conduct not inconsistent with this Agreement and the right to discipline, including the right to immediately terminate, for violating same.


                                   ARTICLE 13

                            GRIEVANCES & ARBITRATIONS

         ARTICLE 13.1 A grievance is defined as a dispute between the Employer and its regular employees over the application, interpretation, or alleged violation of a provision of this Agreement. Such grievance shall be settled in the following manner:

         STEP 1

         Any regular employee, who believes he has a grievance, shall within five (5) working days of the occurrence giving rise to the grievance discuss the matter with his supervisor. A shop steward shall be present at this meeting. Unless time limits are mutually extended, failure to observe the time limitation shall be deemed as a waiver and the grievance will be regarded as abandoned.

         The supervisor shall give an oral reply to the employee within five (5) working days after submission of the grievance. If the supervisor fails to give an oral reply within the time provided, the grievance may be appealed to the next step of the Grievance Procedure. The use of Step 1 shall not be mandatory and any grievance may be filed initially at Step 2.

         STEP 2

         If the grievance is not adjusted under STEP 1, then within five (5) working days of the supervisor's reply, or if no reply was given, the date on which a reply should have been given under STEP 1, the grievance shall be reduced to writing which shall set forth the relevant information concerning the grievance, including a short description of the alleged grievance, the date on which the grievance occurred, and an identification of the Section of the Agreement alleged to have been violated, the remedy desired, and shall be submitted to the Director of

Human Resources. The Director of Human Resources or his designee and the Union representative shall meet within five (5) working days after the receipt of the written grievance in an attempt to settle the grievance. The Director of Human Resources or his designee shall provide the employee and the Union representative with a written reply within five (5) working days after the parties have met. If the Director of Human Resources or his designee fails to give a written reply to the Union representative within the time limits provided, the grievance may be appealed to the next step of the Grievance Procedure regardless of time limits.


         STEP 3

         If a grievance is not adjusted under STEP 2, then within ten (10) working days after the reply was given under STEP 2, or, if no reply was given, the date on which a reply should have been made under STEP 2, the Union or the Company may refer the grievance to Arbitration.

         ARTICLE 13.1 Time limits as set forth in the Grievance Procedure and the Arbitration clause are to be strictly construed. If the Employer neglects to perform any function in the above Grievance procedure within the time limits specified, the Union may immediately go to the next step of the Grievance Procedure. Time is of the essence. These time limits set forth may be extended by agreement of the parties.

         ARTICLE 13.2 Arbitration shall be conducted pursuant to the voluntary labor arbitration rules of the American Arbitration Association, unless the parties agree to a different procedure. With respect to arbitrations:

         (a) No more than one dispute shall be submitted to an arbitrator except for disputes arising out of the same facts, unless otherwise agreed to in writing by the parties.

         (b) The decision of the arbitrator shall be final and binding on both parties, and the costs of the arbitrator shall be borne equally by both parties.

         (c) The arbitrator shall have the power to rule on all issues of arbitrability.

         (d) The Arbitrator shall have no power to add to, subtract from, or modify in any way any of the terms of this Agreement.

                                   ARTICLE 14

                                    HOLIDAYS

         ARTICLE 14.1 The following paid holidays shall be recognized under this
Agreement:


                               New Year's Day
                               Easter Monday
                               Memorial Day
                               Independence Day
                               Labor Day
                               Thanksgiving Day
                               Christmas Eve Day
                               Christmas Day

         ARTICLE 14.2 In the event any of the above holidays fall on a Sunday, said holiday shall be observed on the following Monday. If any of said holidays fall on a Saturday, said holiday shall be observed on the preceding Friday.


         ARTICLE 14.3 If a holiday falls during an employee's vacation, the employee's vacation shall be extended by one (1) day or, at the employee's option, he shall receive one day's straight time pay.

                                   ARTICLE 14

                               SICK/PERSONAL DAYS

         ARTICLE 14.1 Employees shall accrue 2.47 hours per bi-weekly pay period for use as sick and/or personal leave days.

         ARTICLE 14.2 Personal days must be scheduled at least seventy-two (72) hours in advance, unless approved by the Employer.

         ARTICLE 14.3 In order to obtain paid sick leave an employee must notify his department head or supervisor at least one (1) hour prior to the employee's required reporting time, except in cases of bona fide emergency in which event the notice shall be given as soon as possible.

         ARTICLE 14.4 Sick/personal leave pay shall be at the employee's regular hourly rate of pay, plus differentials.

         ARTICLE 15.5 Unused sick/personal days shall be paid by the Employer between December 15 and December 22 of each year in which the day was earned.


                                   ARTICLE 16

                                    VACATION

         ARTICLE 16.1 The Employer shall grant paid vacations in accordance with the following schedule:


                  Years of Service                            Vacation
                  -----------------                           --------
                  One year of service                         One week
                  Three years of service                      Two weeks
                  Six years of service                        Three weeks
                  Twelve years of service                     Four weeks
                  Eighteen years of service                   Five weeks



         ARTICLE 16.2 Vacation time can be carried over to the next eligibility year. First preference for time off for vacation shall be granted to employees based on seniority. Vacation shall be earned by company seniority.

         ARTICLE 16.3 The employee's vacation pay shall be computed on the basis of his regular straight-time pay including shift differential if applicable, and at the rate at which he is being compensated at the time that he takes his vacation.

         ARTICLE 16.4 If an employee leaves the Employer after one (1) year, he/she shall be entitled to vacation pay on a pro rata basis.

         ARTICLE 16.5 Employees who are absent due to illness or injury for 26 weeks in the accruing year shall have his vacation pro-rated for each month worked. Example: Employee absent 26 weeks shall receive 1/12 of entitlement for each month worked. This paragraph shall not be applicable to employee absent due to a work related injury.

                                   ARTICLE 17

                               LEAVES OF ABSENCE

         ARTICLE 17.1 Personal Leave

         An employee desiring an unpaid personal leave of absence shall give at least thirty (30) days' written notice of his/her desire to obtain same. The Employer may, at its discretion, subject to Union approval, grant such a request up to a maximum of forty-five (45) calendar days. During the period of any leave of absence, the employee shall not engage in employment elsewhere. Should an employee work elsewhere while on a leave of absence or should an employee fail to return to work as scheduled, said employee shall lose all rights to his/her employment with the Employer.

         ARTICLE 17.2 Jury Duty Leave

         Employees called for jury duty shall be paid the difference between their appropriate job rate and the amount they receive as jury pay up to a maximum of two (2) weeks' pay for service in federal court and one week for service in state court. In order to receive a jury duty leave of absence the employee must submit to the Employer the subpoena and/or notice to report for jury duty.


         ARTICLE 17.3 Bereavement Leave

         In the event of death in an employee's immediate family (parent, step-parent, spouse, child, brother, sister), said employee shall be entitled to three (3) days of paid leave at such time and in the event of the death of a mother or father-in-law or grandparent one (1) day of paid leave.


         ARTICLE 17.4 Family and Medical Leave

         The Employer shall grant leaves of absence to eligible Employees in accordance with the Family and Medical Leave Act of 1993 ("FMLA") for "serious health conditions" of the Employee or a Qualifying Family Member, or the birth, adoption or placement for foster care of a son or daughter, as defined by the FMLA and regulations thereunder.

         (a) Eligible Employees shall be entitled to take up to twelve (12) workweeks of leave in each "leave year", defined under the "rolling backward" methodology.


         (b) The Employer shall continue health care benefits under the same terms and conditions as though the Employee was actively employed during FMLA leave.

         (c) All notice and certification provisions of the FMLA shall apply to leaves taken under this Article.

                                   ARTICLE 18

                               FUND CONTRIBUTIONS


         ARTICLE 18.1 The Employer agrees to contribute fifty ($.50) cents per week per employee to the Local 830 Scholarship Fund.

         ARTICLE 18.2 The Employer agrees to contribute five ($5.00) dollars per week per employee to the Local 830 Severance Fund.

         ARTICLE 18.3 Effective February 8, 2000, the Employer agrees to contribute five ($5.00) dollars per week per employee to the Local 830 Legal Fund.


                                   ARTICLE 19

                                    UNIFORMS

         ARTICLE 19.1 The Employer agrees that if any employee is required to wear any kind of uniform as a condition of his continued employment, such uniform shall be furnished by the Employer free of charge, at the standard required by the Employer.

         ARTICLE 19.2 Employer will be responsible for the maintenance of all required uniforms.

         ARTICLE 19.3 In the event the Employer requires safety shoes, Employer will be responsible for the cost of the shoes.


                                   ARTICLE 20

                          EXTRA CONTRACTUAL AGREEMENTS

         ARTICLE 20.1 The Employer agrees not to enter into any agreement or contract with its employees, individually or collectively, which in any way conflicts with the terms and provisions of this Agreement. Any such agreement shall be null and void.

                                   ARTICLE 21

                                LIE DETECTOR TEST

         ARTICLE 21.1 The Employer shall not require, request or suggest that an employee or applicant for employment take a polygraph or any other form of lie detector test.

                                   ARTICLE 22

                              MANAGEMENT AUTHORITY

         ARTICLE 22.1 The management of the Employer and the direction of the working force is vested exclusively with the Employer. Except where expressly abridged by a specific provision of this Agreement, the Employer retains the sole right to hire, discipline or discharge for cause, lay off, promote, transfer and assign its employees; to determine or change the starting and quitting time and number of hours worked; to promulgate reasonable working rules and regulations; to assign duties to the work force; to establish new job classifications; to organize, discontinue, enlarge or reduce a department, function or division; to introduce new or improved facilities; to carry out the ordinary and customary functions of management whether or not possessed or exercised by the Employer prior to the execution of this Agreement.

         ARTICLE 22.2 The Employer may introduce a change in the methods of operation, which will produce a change in job duties and reduction in personnel in any department. Nothing contained in this Agreement shall prevent the implementation of any program and of work force reductions on any program to be hereafter undertaken by the Employer provided that the Employer agrees to discuss such change with the Union.


         ARTICLE 22.3 The Union, on behalf of the employees, agrees to cooperate with the Employer to attain and maintain maximum service and full efficiency.

         ARTICLE 22.4 There shall be no individual agreements between employees and the Employer.

         ARTICLE 1.5 Nothing herein contained is to be construed to mean that a worker or groups have inherent rights to a particular job.

         ARTICLE 22.6 The Employer's failure to exercise any function or right hereby reserved to it, or its exercising any function or right in a particular way, shall not be deemed a waiver of its right to exercise such function or right, nor preclude the Employer from exercising the same in some other way not in conflict with the express provision of this Agreement.

                                   ARTICLE 23

                       PROHIBITION OF STRIKES AND LOCKOUTS

         ARTICLE 23.1 Employees shall not engage in any strike, sympathy strike, slowdown, sitdown, work stoppage, picketing or any other concerted activities which interrupt or tend to interrupt the full performance of work without regard to the cause therefor. Neither the employees, the Union nor any officers, agents or other representatives of the Union shall directly or indirectly authorize, assist, encourage, condone, ratify, lend support or in any way participate in any strike, refusal to handle merchandise (unless sanctioned by Joint Council
53), sympathy strike, slowdown, sitdown, work stoppage, picketing or any other concerted activities which interrupt or tend to interrupt the full performance of work during the life of this Agreement. It shall not be a violation of this Agreement for an employee to honor a picket line sanctioned by Joint Council 53.

         ARTICLE 23.2 No Lockouts. Employer agrees not to engage in any lockout during the term of this Agreement or during the negotiations of a renewal thereof. Complete or partial reduction of operations for economic reasons shall not be considered a lockout.

         ARTICLE 23.3 Additional Procedure. In the event of a violation of this Section, No Strikes, Lockouts and Work Stoppages, and in addition to any other remedy, Employer may file a grievance regarding such violation by notice thereof to the Union and to the American Arbitration Association which shall within twenty-four (24) hours upon receipt of the grievance, appoint an arbitrator to hear the matter. The arbitrator shall hold a hearing within twelve (12) hours of his appointment upon telegraphic notice to Employer and the Union, and shall have jurisdiction to issue a cease and desist order with respect to such violation of paragraph No Strikes, Work Stoppages, etc. No opinion shall be required but only a written award and order by the arbitrator. It is agreed that such award and order may be immediately confirmed without notice to any other interested party by any court of competent jurisdiction upon the motion, application or petition of Employer. The same procedure shall be applicable in the event of a violation of paragraph No Lockouts by Employer.

         ARTICLE 23.4 Employees participating in any strike, slowdown or concerted work stoppage shall be subject to discharge.


                                   ARTICLE 24

                                    BENEFITS


         ARTICLE 24.1 All employees covered by this Agreement will be covered by Spain's, Inc. Group Health Benefits Plan. For the length of this Agreement, all coverage shall be maintained at a level no less than those provided upon ratification. Should Spain's, Inc. provide an increased level of benefits to non-bargaining unit employees, it agrees to offer such improvements to the bargaining unit.


         (a) Employees shall be entitled to all medical coverage upon completion of his trial period.


         (b) Employees laid off shall continue to receive all medical benefits for the two (2) months following the month in which layoff occurs.

         (c) Employees shall not be responsible for any contributions towards medical benefits and may continue to opt out of the plan and receive an additional fifty ($.50) cents per hour to their pay.

         (d) On the anniversary date of the contract, if Union can present a program equal in cost and/or benefit, the Company will agree to meet with the Union to discussion conversion.

         ARTICLE 24.2 The Employer shall continue in place its 401(k) Plan for bargaining unit members.

         ARTICLE 24.3 The Employer shall continue in place its current life insurance coverages for bargaining unit members.

         ARTICLE 24.4 All benefits contained in this Agreement shall be continued for a period of twenty-six (26) weeks for an employee absent due to illness or injury.

         ARTICLE 24.5 In the event the absence is due to a work related illness or injury, all benefits will continue for one (1) year.


                                   ARTICLE 25

                                 SUBCONTRACTING

         ARTICLE 1.1 There shall be no subcontracting of bargaining unit work except in the following circumstances:


          (a) during the two (2) weeks preceding the Christmas and Easter holidays provided that all bargaining unit members are working at least forty (40) hours per week at that time and that any Saturday or Sunday work first be offered to bargaining unit members;

          (a) to supply the initial stock to a new store and for no more than two (2) weeks following the opening of a new store;

          (a) runs where the roundtrip exceeds 450 miles or involves an overnight stay.

                                   ARTICLE 26

                                TRAINING PROGRAMS

         ARTICLE 26.1 In the event the Employer acquires new equipment for which special training is needed, it is agreed that present employees in the bargaining unit shall be afforded the opportunity to be trained and qualified to operate such equipment before a new employee is hired to operate such equipment.

         ARTICLE 26.2 The Employer further agrees that continuing programs for the education, training and upgrading of its employees inures to the benefit of both the Employer and the employee. The Employer agrees therefore, to provide such job-related training to its employees at no cost the employees whenever the Employer determines that training is necessary.

                                   ARTICLE 27

                               SANITARY CONDITIONS

         ARTICLE 27.1 The Employer agrees to maintain a clean, sanitary washroom having hot and cold running water and with toilet facilities, unless otherwise mutually agreed.

                                   ARTICLE 28

                               WORK BY SUPERVISORS

         ARTICLE 28.1 Supervisors shall not do work normally performed by employees, except for the purpose of instruction, supervision or emergencies. An emergency is herein defined as any suddenly arising situation necessitating immediate action by the Company to maintain safety, to prevent damage to equipment, facilities, property, and/or materials, to aid in correcting or repairing malfunctions, inadequate staffing due to absenteeism and unforeseen increases in workload of a temporary nature and no bargaining unit employees are available to do the work.

                                   ARTICLE 29

                                  SEPARABILITY

         ARTICLE 29.1 In the event that any terms, conditions or provisions of this Agreement, in whole or in part, are declared by any court of competent jurisdiction or any administrative agency having jurisdiction to be illegal, void and/or invalid, all of the other terms, conditions and provisions of this Agreement shall remain in full force and effect to the same extent as if that part declared illegal, void and/or invalid had never been incorporated in this Agreement, and in such form the remainder of this Agreement shall continue to be binding upon the parties hereto.

                                   ARTICLE 30

                                     SAFETY

         ARTICLE 30.1 A safety committee shall be established consisting of an equal number of non- bargaining and bargaining employees. All safety issues shall be presented to the committee for disposition. Committee shall act within ten (10) days of awareness of safety complaints. In the event of a failure to correct a valid safety problem, such problem may be submitted to binding arbitration.

                                   ARTICLE 31

                          TRANSFER OR SALE OF BUSINESS

         ARTICLE 31.1 The Employer shall give notice of the existence of this Agreement to any purchaser, transferee, lessee, assignee, etc., of the business or license covered by this Agreement. Such notice shall be in writing with a copy to the Union not later than five (5) days after the sale of such Employer's business and/or license. The Employer shall give the Union the name and address of the purchaser transferee, lessee, assignee, etc. In the event the Employer fails to give the notice herein required, the Employer shall be liable to the Union and the employees covered for all damages sustained as a result of such failure to give notice.

                                   ARTICLE 32

                       CURTAILMENT OR CHANGE IN OPERATIONS

         ARTICLE 32.1 Employer is entering into this Agreement in contemplation of being able to conduct substantially normal operations. If shortage of materials, equipment or supplies due to emergency conditions, or if any Governmental regulation, shall necessitate a substantial curtailment or change in the method of operations of Employer, so that the provisions of this Agreement become onerous or impracticable, Union agrees to sit down with the Employer in an endeavor amicably to revise this Agreement to meet such changed conditions. If Union and Employer shall not agree as to the occasion for, or the nature or scope of, any such revision, the matter shall be submitted to arbitration in accordance with Article 13 hereof. In such event, the Arbitrator shall have the power to alter, amend or eliminate any clause of this Agreement which, in his opinion, shall seem necessary or equitable in view of the changed conditions.

                                   ARTICLE 33

                                NO DISCRIMINATION

         ARTICLE 33.1 In accordance with applicable law, the Employer and the Union agree not to discriminate against any individual with respect to hiring, compensation, terms or conditions of employment because of such individual's race, color, religion, sex, national origin, pregnancy, disability or age, nor will they limit, segregate or classify employees in any way to deprive any individual employee of employment opportunities because of race, color, religion, sex, national origin, pregnancy, disability or age.

         ARTICLE 33.2 The Company and the Union agree that there will be no discrimination by the Company or the Union against any employee because of his or her membership in the Union, because of any employee's lawful activity and/or support of the Union, or because of any employee's decision to refrain from such Union activities.

         ARTICLE 33.3 The term "he" or "his" as used in this Agreement his not meant to be discriminatory and shall apply equally to male and female employees.


                                   ARTICLE 34

                               DRUG/ALCOHOL POLICY

         ARTICLE 34.1 The manufacture, use, sale, purchase, transfer or possession of any alcoholic beverage or illegal drug during working hours, including breaks or lunch time whether on or away from company property, is cause for immediate discharge.

         ARTICLE 34.2 Any employee who is convicted of the manufacture or sale of a controlled substance while off duty will be subject to disciplinary action up to and including termination.

         ARTICLE 34.3 Employees must report to the Employer any conviction for a drug violation within five (5) days of the conviction. Failure to do so will result in immediate discharge.

         ARTICLE 34.4 Reporting to work or working while under the influence of alcohol, illegal drugs, or excessive amounts of prescribed drugs will also subject an employee to immediate discharge.

         ARTICLE 34.5 The Employer may require that an employee be tested for the presence of drugs or alcohol only under the following circumstances: (1) When the Employer reasonably suspects that the employee has reported to work or is working while under the influence of alcohol or drugs. (Provided that when feasible prior to an employee being required to submit to testing, the Employer will afford a Steward the opportunity to observe the employee); (2) when the employee is participating in a treatment program of which regular testing is a part. A determination that an employee is "under the influence" of alcohol or drugs will be based upon the standards of a positive test result as set forth in United States' Dept. of Transportation Regulations.

         ARTICLE 34.6 In the case of drivers required to carry a C.D.L., testing will also be performed as part of a physical examination or as otherwise required in accordance with any Department of Transportation regulation or other legislative requirement. Any employee testing positive as a result of a test performed in accordance with a government regulation or legislation shall be given an opportunity to submit to a certified rehabilitation program in lieu of discipline. This opportunity, however, shall only apply to the first failure of such a test. The second failure of such a test will result in the immediate discharge of the employee involved.

         ARTICLE 34.7 Any employee tested hereunder shall be given the opportunity to have a portion of the blood or urine sample tested by an independent certified laboratory. If the test by the independent laboratory is positive, the cost for the test will be paid by the employee. If the test result is negative, the cost will be paid by the Employer.

         ARTICLE 34.8 The Employer may conduct unannounced searches for illegal drugs or alcohol on the Employer's property. Such searches are to be confined to company property, but under no circumstances may the search include the employee's body, a uniform being worn by the employee, or the employee's personal motor vehicle.

         ARTICLE 34.9 This policy will be strictly enforced. If any employee is having an alcohol or drug related problem and desires professional help, he should contact the Union. Employees who voluntarily report such a problem, in advance of detection under this policy, will be afforded assistance and will not be subject to discipline under this policy.

         ARTICLE 34.10 (a) No driver tested who is found to have an alcohol concentration of 0.02 or greater but less than 0.04 shall perform or continue to perform safety-sensitive functions for the Employer, including driving a commercial motor vehicle, nor shall the Employer permit the driver to perform or continue to perform safety-sensitive functions, until the start of the driver's next regularly scheduled duty period, but not less than 24 hours following administration of the test.

                  (b) Except as provided in paragraph (a) of this section, no Employer shall take any action under this part against a driver based solely on test results showing an alcohol concentration less than 0.04.

                                   ARTICLE 35

                                    DURATION

         ARTICLE 35.1 This Agreement shall be effective as of February 8, 1999 and shall continue in full force and effect until February 8, 2002.

         ARTICLE 35.2 In the absence of written notice given at least sixty (60) days prior to the expiration date of this Agreement by either party to the other of its intention to terminate or renegotiate, this Agreement shall automatically be renewed for a period of one (1) year and from year to year thereafter until such time as sixty (60) days' notice is given prior to the annual expiration date.

                                          DE&S HOLDING COMPANY




                                          By: /s/ Bernard Spain
                                             -----------------------------------


                                          TEAMSTERS LOCAL 830


                                          By: /s/ Joseph Brock Jr.
                                             -----------------------------------

                                          By: /s/ Daniel Grace
                                             -----------------------------------

                              DE&S HOLDING COMPANY
                               1700 Tomlinson Road
                           Philadelphia, PA 19116-3848

                                February __, 1999



Mr. Joseph Brock, Jr.
Teamsters Local Union No. 830
12298 Townsend Road
Philadelphia, PA  19154

Dear Mr. Brock:

                  In addition to those agreements reached at the bargaining table which are reflected in the Collective bargaining Agreement executed by the parties, the parties have agreed to the following:

         1. Effective with the ratification of the Collective Bargaining Agreement, the current drivers' routes will be rebid to allow bargaining unit members to utilize their seniority. After the rebid, vacancies will be handled in accordance with the terms of the Collective Bargaining Agreement.

         2. Notwithstanding the provisions of Article 26, Subcontracting, the Employer agrees to meet with the Union to discuss overnight routes when it becomes economically feasible for such work to be handled by employees rather than contractors.

         3. In addition to the wage provisions of the Collective Bargaining Agreement, the parties have agreed that effective upon ratification of the Agreement, drivers classified as A and B drivers shall receive a signing bonus of $500 and all other drivers will receive a signing bonus of $250. All bonuses shall be less lawful deductions.

         4. The Union agrees to withdraw all charges pending with the National Labor Relations Board.

         Please signify your agreement to the foregoing by signing and dating a copy of this letter.

                               DE&S Holding Company


                               By:  /s/ Bernard Spain
                                   -------------------------------------

AGREED:                        TEAMSTERS LOCAL 830


                               By: /s/ Joseph Brock, Jr.
                                   -------------------------------------